Exhibit 10.2
EIGHTH AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Amended and Restated Loan and Security Agreement is made and entered into as of September 4, 2015 (the “Amendment”) by and among SQUARE 1 BANK (“Bank”) and TRUPANION, INC. and TRUPANION MANAGERS USA, INC. (each a
“Borrower”, and collectively “Borrowers”).

RECITALS

Borrowers and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of August 24, 2012 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Section 2.1(b)(iii) of the Agreement is hereby amended and restated, as follows:

(iii) Ancillary Services Sublimit. Subject to the availability under the Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Borrowers may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of (i) any outstanding and undrawn amounts under all Letters of Credit issued hereunder, (ii) corporate credit card services provided to Borrower, (iii) the total amount of any Automated Clearing House processing reserves, (iv) the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Bank in connection with other treasury management services requested by Borrower and approved by Bank. In addition, Bank may, in its sole discretion, charge as Advances any amounts for which Bank becomes liable to third parties in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrowers hereby agree to execute.

2)	The following defined term set forth in Exhibit A to the Agreement is hereby amended and restated, as follows:

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Revolving Line not to exceed $3,000,000.

3)
Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Each Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

4)	Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

5)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)	this Amendment, duly executed by each Borrower;

b)
payment of all Bank Expenses, including Bank’s expenses for the documentation of this amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrowers’ accounts; and

c)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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Trupanion, Inc. -8th Amendment toA&R LSA (Execution)